Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-231413, 333-212636, and 333-229469) on Forms S-8 and in the registration statements (No. 333-240069 and 333-226312) on Form S-3 of our reports dated March 1, 2022, with respect to the consolidated financial statements of Tompkins Financial Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Rochester, New York
March 1, 2022